RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT, dated as of January 19, 2022 (the "Effective Date") among PIMCO Equity Series, PIMCO Funds, and PIMCO Variable Insurance Trust (each, an "Acquiring Trust"), on behalf of their series listed on Schedule A (each, an "Acquiring Fund"), severally and not jointly, and ProShares Trust (the "Trust"), a Delaware statutory trust, on behalf of each of its current and future series other than those series identified under the caption "Precautionary Notes: Funds Not Covered by the Agreement" on https://www.proshares.com/investment_agreement.html, severally and not jointly (each, an "Acquired Fund"). Each Acquiring Fund and each Acquired Fund is referred to as a "Fund".

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission ("SEC") as an investment company under the Investment Company Act of 1940, as amended, (the "1940 Act");

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered open-end investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the "Rule") permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.Terms of Investment

(a)In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund's investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund's registration statement, as amended from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in-kind), even where such Acquired Fund does not ordinarily satisfy redemption requests in-kind (particularly in the case of Acquired Funds that are not exchange-traded funds).

(ii)Timing/advance notice of redemptions. With respect to the Acquired Funds named on Schedule B (which may be amended from time to time, in writing, upon mutual agreement of the parties), the Acquiring Fund will use reasonable efforts to spread large redemption requests (as defined on Schedule B) over multiple days or to provide advance notification of large redemption requests to the relevant Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund's best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, in the instance where the Acquired Fund is an exchange-traded fund, the requirements of this paragraph (ii) shall not apply to transactions in which an Acquiring Fund does not redeem Acquired Fund shares even if such transaction results in the redemption of Acquired Fund shares (such as where an Acquiring Fund sells shares in the secondary market).

(iii)Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)In order to assist the Acquiring Fund's investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.Representations of the Acquired Funds

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)The Acquired Fund agrees that any information regarding planned purchases or sales of shares of the Acquired Fund provided pursuant to Section 1 will be treated confidentially, used solely for the purposes of this Agreement, and will not be disclosed to any third party without the prior consent of the Acquiring Fund, except for directors/trustees, officers, employees, accountants, legal counsel, investment advisers and other advisers of the Acquired Fund and its affiliates on a need-to-know basis and solely for the purposes of this Agreement.

3.Representations of the Acquiring Funds

(a)In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)Each Acquiring Fund acknowledges that it may not rely on this Agreement to invest in those series identified under the caption "Precautionary Notes: Funds Not Covered by the Agreement" on https://www.proshares.com/participation_agreement.html.

4.Indemnification

(a)Indemnification by the Acquiring Funds. The Acquiring Funds, severally and not jointly, shall indemnify, defend and hold harmless the Trust, the Acquired Fund, and their respective officers, directors, employees, agents, successors and assigns (collectively, the "Trust Indemnified Parties" or each a "Trust Indemnified Party") from and against, and shall reimburse the Trust Indemnified Parties for, any and all actions, suits, proceedings, claims, demands, fines, assessments, settlements, corrective or remedial actions, judgments, damages, costs liabilities, losses and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) (collectively referred to herein as "Losses") directly or indirectly based upon, arising out of, resulting from, relating to or in connection with any breach or violation of this Agreement or any representation set forth in this Agreement.

Neither an Acquiring Trust nor any Acquiring Fund shall be liable under this indemnification provision with respect to any Losses to which a Trust Indemnified Party would otherwise be subject by reason of a Trust Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Trust Indemnified Party's duties or by reason of such Trust Indemnified Party's reckless disregard of its obligations or duties under this Agreement.

Neither an Acquiring Trust, nor any Acquiring Fund shall be liable under this indemnification provision with respect to any claim made against any of the Trust Indemnified Parties unless such Trust Indemnified Party shall have notified the Acquiring Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Trust Indemnified Party (or after such Trust Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Acquiring Fund of any such claim shall not relieve any Acquiring Fund from any liability which it may have to the Trust Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against a Trust Indemnified Party, an Acquiring Trust on behalf of an Acquiring Fund shall be entitled to participate, at its own expense, in the defense of such action. An Acquiring Fund also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from an Acquiring Fund to such party of the Acquiring Fund's election to assume the defense thereof, the Trust Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and neither an Acquiring Trust nor any Acquiring Fund will be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(b)Indemnification by the Trust. The Trust, on behalf of the Acquired Fund(s), shall indemnify, defend and hold harmless each Acquiring Trust, the Acquiring Funds, and their respective officers, directors, employees, agents, successors and assigns (collectively, the "Acquiring Fund Indemnified Parties" or each an "Acquiring Fund Indemnified Party") from and against, and shall reimburse the Acquiring Fund Indemnified Parties for, any and all actions, suits, proceedings, claims, demands, fines, assessments, settlements, corrective or remedial actions, judgments, damages, costs liabilities, losses and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) (collectively referred to herein as "Losses") directly or indirectly based upon, arising out of, resulting from, relating to or in connection with any breach or violation of this Agreement or any representation set forth in this Agreement.

Neither the Trust, nor any Acquired Fund shall be liable under this indemnification provision with respect to any Losses to which an Acquiring Fund Indemnified Party would otherwise be subject by reason of such Acquiring Fund Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Acquiring Fund Indemnified Party's duties or by reason of such Acquiring Fund Indemnified Party's reckless disregard of obligations and duties under this Agreement.

Neither the Trust, nor any Acquired Fund shall be liable under this indemnification provision with respect to any claim made against any of the Acquiring Fund Indemnified Parties unless such Acquiring Fund Indemnified Party shall have notified the Trust in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Acquiring Fund Indemnified Party (or after such Acquiring Fund Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Trust of any such claim shall not relieve any Acquired Fund from any liability which it may have to the Acquiring Fund Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision. In case any such action is brought against an Acquiring Fund Indemnified Party, the Trust, on behalf of the Acquired Fund(s) will be entitled to participate, at its own expense, in the defense thereof. The Trust also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the Trust to such party of the Trust's election to assume the defense thereof, the Acqu~~i~~ring Fund Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and neither the Trust nor any Acquired Fund will be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(c)To the greatest extent permitted by applicable law, and without limiting the generality of the foregoing, in no event will any party be liable for any indirect, special, incidental, punitive or consequential damages or any similar damages or losses resulting from any action or failure to act under this Agreement, and each party hereby irrevocably and unconditionally waives any right that it may have to claim and recover any such damages, even if it has informed the other party of the possibility or likelihood of such damages.

5.Notices

All notices, including all information that either party is required to provide under the terms of this

Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:

PIMCO Equity Series

PIMCO Funds

PIMCO Variable Insurance Trust

Attn: Ryan Leshaw

650 Newport Center Drive

Newport Beach, CA 92660

Telephone: (800) 927-4648

Email: ETFPANotification@pimco.com

If to the Acquired Fund: ProShares Trust

c/o ProShare Advisors LLC Attn: Patrice Blum

7272 Wisconsin Avenue, 21st Floor Bethesda, MD 20814

Email: pblum@proshares.com

With a copy to: ProShare Advisors LLC Attn: General Counsel

7272 Wisconsin Avenue, 21st Floor Bethesda, MD 20814

Email: generalcounsel@proshares.com

6.Term and Termination; Assignment; Amendment

(a)This Agreement shall be effective for the duration of the Acquired Funds' and the Acquiring Funds' reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b)This Agreement shall continue until terminated in writing by either party upon 60 days' notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)This Agreement may not be assigned by either party without the prior written consent of the other.

(d)This Agreement may be amended only by a writing that is signed by an authorized representative each affected party.

(e)In any action involving an Acquiring Fund under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Funds or series of an Acquiring Trust.

(f)In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other Acquired Funds or series of the Trust.

7.Changes to Acquired Funds.

Whenever any series of the Trust is added to or removed from the list of series identified under the caption "Precautionary Notes: Funds Not Covered by the Agreement" on https://www.proshares.com/investment_agreement.html, the Trust will promptly provide notice of such addition or removal to each Acquiring Trust by electronic mail.

8.Termination of Prior Agreements.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between an Acquiring Trust or Acquiring Fund and the Trust or an Acquired Fund that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to achieve compliance with Section 12(d)(1) of the 1940 Act (the "Prior Section 12 Agreements"). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12 Agreements.

9.Fund by Fund Basis.

This Agreement is executed by each Acquiring Trust on behalf of its respective Acquiring Fund(s), and each Acquired Fund acknowledges that (i) the obligations hereunder are binding only upon the Acquiring Fund to which such obligations pertain and the assets and property of such Acquiring Fund; and

(ii)no trustee, officer, or shareholder assumes any personal liability for obligations entered into on behalf of an Acquiring Fund; and (iii) the obligations of each Acquiring Fund under this Agreement shall be several and not joint, and the assets of one Acquiring Fund shall not be liable for the obligations of another Acquiring Fund.

10.Miscellaneous

(a)Entire Agreement. This Agreement between the Trust and the Acquiring Funds, contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters and cannot be changed or terminated orally.

(b)Jurisdiction and Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without giving effect to conflicts of law principles thereof.

(c)Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

(d)Separability. In the event that any provision hereof would, under applicable law, be invalid, illegal or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable law. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect, unless such construction would be unreasonable.

(e)Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

(f)Binding Effect/Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either party without the prior written consent of the other and any attempted assignment without the required consent shall be void.

(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of copies of such counterparts is confirmed.

(h)Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 7(h).

(i)Survival. The following provisions shall survive termination of this Agreement: Section 4 (Indemnification), paragraphs (e) and (f) of Section 6 (Term and Termination; Assignment; Amendment), Section 9 (Fund by Fund Basis) and Section 10 (Miscellaneous).

(j)Limitation of Liability of Trustees and Shareholders of the Trust. A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Trust.

(k)Limitation of Liability of Trustees and Shareholders of PIMCO Funds. In the case of an Acquiring Fund that is a series of PIMCO Funds, a copy of the Declaration of Trust of PIMCO Funds is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, or shareholder of the Acquiring Fund shall have any personal liability under this Agreement, and that this Agreement is binding only upon the assets and property of PIMCO Funds.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ProShares Trust

/s/ Todd B. Johnson

Name: Todd B. Johnson

Title: President

PIMCO Equity Series PIMCO Funds

PIMCO Variable Insurance Trust

(each on behalf of their series listed on Schedule A, severally and not jointly)

/s/ Eric Johnson

Name: Eric Johnson

Title: President

SCHEDULE A

(as of January 19, 2022)

List of Acquiring Funds to Which Agreement Applies

PIMCO Equity Series

•PIMCO Dividend and Income Fund PIMCO Funds

•PIMCO Global Core Asset Allocation Fund PIMCO Variable Insurance Trust

•PIMCO Balanced Allocation Portfolio

•PIMCO Global Diversified Allocation Portfolio

•PIMCO Global Managed Asset Allocation Portfolio

SCHEDULE B

(As of January 19, 2022)

List of Funds to Which Timing/Advance Notice of Redemptions Applies

Acquired Fund(s)	Definition of Large Redemption
None	N/A